EXHIBIT 99.2

On May 27, 2004, RCN Corporation (collectively, with its direct and indirect subsidiaries, “RCN”) and four of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and on August 5 and August 20, 2004, five additional subsidiaries of RCN filed voluntary petitions for reorganization under Chapter 11 (all ten collectively, the “RCN Debtors”). On December 21, 2004 (the “Effective Date”), the RCN Debtors’ joint plan of reorganization (the “Plan”) became effective and the RCN Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to the Plan, RCN’s consolidated indebtedness and its debt service requirements were reduced substantially, its capital structure was realigned and substantially all of the new equity of RCN was issued to certain of its former creditors. References in this report to the “Predecessor” and “Old RCN” mean RCN and its subsidiaries prior to the Effective Date and references to the “Successor,” “Reorganized RCN” and the “Reorganized RCN Companies” mean RCN and its subsidiaries after the Effective Date.

RCN’s emergence from Chapter 11 bankruptcy proceedings resulted in a new reporting entity and the adoption of “fresh start” reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Upon adoption of “fresh start” reporting, a new reporting entity is created for accounting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of RCN prior to the adoption of “fresh start” reporting for periods ended prior to December 21, 2004 are not comparable to those of Reorganized RCN. In this Form 8-K, references to RCN’s operations and cash flows during the periods ended December 20, 2004 and in fiscal 2003 and 2002 refer to the Predecessor.

RCN CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

			For the years ended
	Successor	Predecessor	Predecessor	Predecessor
	December 21 to December 31, 2004	January 1 to December 20, 2004	December 31,
			2003	2002
Revenues	$16,372	$470,459	$484,854	$433,494
Costs and expenses, excluding non-cash stock based compensation, depreciation and amortization
Direct expenses	5,958	164,135	165,219	166,979
Operating and selling, general and administrative	7,996	246,666	317,192	371,685
Non-cash stock based compensation	—	4,414	4,692	37,721
Impairments and other charges, net	—	(7,674)	167,241	894,316
Depreciation and amortization	5,218	231,734	197,267	275,505

Operating loss	(2,800)	(168,816)	(366,757)	(1,312,712)
Investment income	—	2,942	6,260	13,771
Interest expense	888	96,702	180,206	167,663
Gain on early extinguishment of debt	—	—	45,556	13,073
Other income, net	—	2,195	8,201	2,909

Loss from continuing operations before reorganization items and income taxes	(3,688)	(260,381)	(486,946)	(1,450,622)
Reorganization items, net	—	(92,554)	—	—
Gain on settlement of liabilities subject to compromise and restructuring	—	1,166,027	—	—
Gain from “Fresh Start” adjustments	—	173,178	—	—
Income tax provision (benefit)	—	(114)	1,271	(994)

Income/(Loss) from continuing operations before equity in unconsolidated entities and minority interest	(3,688)	986,384	(488,217)	(1,449,628)
Equity in income of unconsolidated entities	—	11,267	23,470	22,957
Impairment of unconsolidated entities	—	(25,689)	(35,000)	(32,274)
Minority interest in income of consolidated entities	—	—	—	36,650

Net Income/(loss) from continuing operations	(3,688)	971,962	(499,747)	(1,422,295)
Discontinued operations, net of tax of $0, $0, $0, and $187	—	90,784	174,046	14,106

Net Income/(loss)	(3,688)	1,062,746	(325,701)	(1,408,189)
Preferred dividend and accretion requirements	—	52,902	173,392	162,150

Net Income/(loss) to common shareholders	$(3,688)	$1,009,844	$(499,093)	$(1,570,339)

RCN CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	December 31,
	Successor 2004	Predecessor 2003
ASSETS

Current Assets:
Cash and temporary cash investments	$54,351	$18,395
Short-term investments	109,613	—
Accounts receivable from related parties	—	13,329
Accounts receivable, net of reserve for doubtful accounts of $4,568 and $5,923	52,618	45,378
Unbilled revenues	792	1,105
Interest and dividends receivable	755	1,170
Prepayments and other current assets	22,373	33,064
Short-term restricted investments	1,525	134,205
Current assets of discontinued operations	—	2,375

Total current assets	242,027	249,021

Property, plant and equipment, net of accumulated depreciation of $4,605 and $900,458	793,691	908,009
Investments in joint ventures	178,000	202,095
Intangible assets, net of accumulated amortization of $613 and $18,266	141,786	1,503
Goodwill, net	—	6,130
Long-term restricted investments	25,063	100,000
Deferred charges and other assets	19,943	34,430
Noncurrent assets of discontinued operations	—	28,168

Total assets	$1,400,510	$1,529,356

RCN CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS—(Continued)

(Dollars in Thousands, Except Share and Per Share Data)

	December 31,
	Successor 2004	Predecessor 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current maturities of capital lease obligations	$558	$11,083
Current maturities of long-term debt	3,300	1,643,502
Accounts payable	29,763	22,697
Accounts payable to related parties	—	3,715
Advance billings and customer deposits	37,082	26,906
Accrued expenses	35,661	42,377
Accrued interest	837	37,235
Accrued cost of sales	32,301	32,019
Accrued exit costs	669	38,095
Accrued employee compensation and related expenses	14,704	28,556
Deferred reorganization costs	21,644	—
Deferred income taxes	—	18
Current liabilities of discontinued operations	1,082	3,330

Total current liabilities	177,601	1,889,533

Long-term debt	489,710	—
Other deferred credits	28,277	6,398

Total liabilities	695,588	1,895,931

Commitments and contingencies

Predecessor Preferred stock, Series A, convertible, par value $1 per share, 708,000 shares authorized and 347,213 shares issued and outstanding	—	340,293
Predecessor Preferred stock, Series B, convertible, par value $1 per share, 2,681,931 shares authorized and 1,201,228 shares issued and outstanding	—	1,432,017

Stockholders’ deficit:

Predecessor Preferred stock, par value $1 per share, 21,610,069 authorized, none issued and outstanding	—	—
Predecessor Class A Common stock, par value $1 per share, 500,000,000 shares authorized and 112,151,560 issued and 110,835,000 shares outstanding	—	112,152
Successor Common stock, par value $.01 per share, 100,000,000 shares authorized, 31,919,044 issued and outstanding	319	—
Predecessor Class B Common stock, par value $1 per share, 400,000,000 shares authorized and 11,424,810 issued and outstanding	—	11,425
Committed common stock, par value $.01, 4,101,806 shares committed	41	—
Committed capital in excess of par	131,355	—
Additional paid-in-capital	576,895	2,150,418
Accumulated deficit	(3,688)	(4,388,478)
Unearned compensation expense	—	(342)
Cumulative translation adjustments	—	(13,990)
Unrealized appreciation on investments	—	240
Predecessor Treasury stock, none and 1,316,560 shares at cost	—	(10,310)

Total stockholders’ equity (deficit)	704,922	(2,138,885)

Total liabilities and stockholders’ equity	$1,400,510	$1,529,356

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with RCN’s unaudited financial statements contained in this report. Reference is made to “Cautionary Statement Regarding Forward Looking Statements” on the last page of this 8-K, which describes important factors that could cause actual results to differ from expectations and non-historical information contained in this 8-K. The application of SOP 90-7 and RCN’s implementation of “fresh start” accounting for periods following its reorganization under Chapter 11 of the Bankruptcy Code makes it more difficult to compare RCN’s post-emergence operations and results to those for periods prior to the date RCN filed for protection under Chapter 11 of the Bankruptcy Code. See “Accounting Impact of Reorganization” below. RCN’s annual report on Form 10-K for 2004 when filed, will reflect that management has determined that there are material weaknesses in internal controls over financial reporting relating to the lease accounting process and the general ledger account reconciliation process.

Overview

RCN is one of the largest facilities-based, competitive providers of bundled video, high-speed data and voice services in the United States. As of December 31, 2004, RCN served approximately 425,000 residential customers. RCN’s services are delivered primarily over its own fiber-optic local network to consumers in densely populated markets in the United States. RCN currently serves customers in the Boston, New York, eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets. RCN also owns an approximately 49% equity interest in Megacable, S.A. de C.V. (“Megacable”), one of the largest cable television providers in Mexico.

RCN sells a combination or “bundle” of telecommunication services primarily to residential customers in densely populated markets in the United States. Currently, RCN offers bundled services under its RCN PowerSM and RCN EssentialsSM packages, which allow customers to select combinations of video, data and voice (local and long distance) services. While a majority of customers purchase bundled package offerings, RCN also sells video, high-speed cable modem and dial-up data services and voice services to residential customers on an individual or “a-la-carte” basis. RCN also provides video, high-speed data and voice services to commercial customers in RCN’s service areas. RCN typically delivers service over its facilities based high-speed, high-capacity, fiber-optic broadband network. RCN believes that the bandwidth capacity and architecture of its fiber-optic network provides it with an advantage in delivering its services and products. RCN is positioned to deliver enhanced services as the industry and technology evolve and demand increased bandwidth.

RCN is a Delaware corporation formed in 1997. RCN’s principal executive office is located at 196 Van Buren Street, Herndon, Virginia 20170 and RCN’s telephone number is (703) 434-8200. RCN’s website is www.rcn.com.

Economic Factors

Revenue is dependent on spending patterns of RCN’s customers, who sometimes purchase in reaction to changes in the economy. Bundled communication services are increasingly perceived as necessities by consumers. Management believes based on its own internal historical data that consumers generally will make a decision to discontinue a provider of a single service more rapidly than a provider of multiple services.

RCN may experience seasonality in its customer acquisition activity; however, due to the size of the overall customer base, RCN does not experience significant seasonality that could impact profitability.

Key Performance Indicators

Set forth below are certain key financial and statistical measures that management of RCN considers important in managing and assessing RCN’s business and financial performance. These measures are set forth below for convenience only and each of these measures should be considered in the context of RCN’s unaudited financial statements and the analysis and discussion set forth elsewhere in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RCN CORPORATION

Unaudited Key Financial Indicators*

	Predecessor/ Successor 2004	Predecessor 2003	Predecessor 2002
	(Dollars in Millions)
Revenue	$486.8	$484.9	$433.5
Direct expenses	170.1	165.2	167.0
Selling, general and administrative expenses	254.7	317.2	371.7

Capital expenditures	55.6	68.6	115.1

Debt (end of period) (A)	493.6	1,654.6	1,744.4
Cash and temporary cash investments and short-term investments (end of period)	164.0	18.4	277.0

	Predecessor/ Successor 2004	Predecessor 2003	Predecessor 2002

Customers (B)	425,192	388,225	388,742

RGUs (C)	885,231	772,725	707,029

Average Revenue per Customer (monthly)	$95.51	$88.53	$74.52
Average Services per Customer (D)	2.48	2.31	2.11

*	Excludes the central New Jersey and Carmel, New York cables systems which are being accounted for as discontinued operations due to their sale.
(A)	Debt includes long-term debt, current maturities of long-term debt and capital lease obligations.
(B)	A customer is a residential household that has at least one video, high-speed data or local voice connection. Dial-up Internet and long distance voice only customers are not included unless the customer is located at an address on RCN’s network. For bulk arrangements in multiple dwelling units (“MDUs”), the number of customers varies depending on the service and payment arrangement with that MDU. Delinquent accounts are generally disconnected and no longer counted as customers after a set period of time in accordance with RCN’s credit and disconnection policies. Courtesy accounts are not counted as customers unless the customer subscribes to and pays for a recurring monthly service in addition to the free service they receive.
(C)	Revenue Generating Units (“RGUs”) are calculated as the sum of all residential basic video, high-speed data, and voice connections. Dial-up Internet service and long distance voice service are not included. Additional telephone lines are each counted as an RGU but additional room hook-ups for video service are not counted. Digital video packages are not counted as additional RGUs. The number of RGUs in any MDU that RCN serves varies depending on the payment arrangements specific to that MDU. Delinquent accounts are generally disconnected and no longer counted as RGUs after a set period of time in accordance with RCN’s credit and disconnection policies. RGUs may include customers receiving some services for free or at a reduced rate in connection with promotional offers or bulk arrangements. Courtesy accounts are not counted as RGUs unless the customer subscribes to and pays for a recurring monthly service in addition to the free service they receive.
(D)	Services, for purposes of average services per customer (“ASPC”), include all video, high-speed data, local voice and long distance voice connections at the end of the period.

Key customer performance measures are average revenue per customer (“ARPC”) and ASPC. ARPC inherently reflects the quantity of the bundled services sold and is a key indicator of both shifts in product mix as well as the value of discounts given to attract new customers and retain existing customers. This metric and ASPC are closely tracked each month to assist in identifying targeted customers and product sets. ASPC and RGUs also serve to assist in volume and pricing statistics, which are closely monitored to track the performance of the sales organization throughout the year. RCN’s ARPC and ASPC have each grown steadily through the last several years.

Chapter 11 Reorganization

Beginning in 2001, RCN began experiencing financial difficulties due to a severe slowdown in the telecommunications industry and RCN’s limited ability to access capital markets to fund operations. On May 27, 2004, RCN and four of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code and on August 5 and August 20, 2004, five additional subsidiaries of RCN filed voluntary petitions for reorganization under Chapter 11. On December 21, 2004, the RCN Debtors emerged from bankruptcy.

Accounting Impact of Reorganization

Fresh-Start Reporting

RCN’s emergence from Chapter 11 bankruptcy proceedings resulted in a new reporting entity and the adoption of “fresh start” reporting in accordance with SOP 90-7. Upon adoption of “fresh start” reporting, a new reporting entity is created for accounting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of RCN prior to the adoption of “fresh start” reporting for periods ended prior to December 21, 2004 are not comparable to those of Reorganized RCN. In this Form 8-K, references to RCN’s operations and cash flows during the periods ended December 20, 2004 and in fiscal 2003 and 2002 refer to the Predecessor.

SOP 90-7 requires that financial statements for the period following the Chapter 11 filing through the bankruptcy confirmation date distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses directly associated with the reorganization and restructuring of the business, including adjustments to fair value assets and liabilities and the gain on the discharge of pre-petition debt, are reported separately as reorganization items, net, in the Predecessor’s consolidated statement of operations.

“Fresh Start” Adjustments.

In accordance with “fresh start” reporting, all assets and liabilities are recorded at their respective fair values as of December 21, 2004. Such fair values represent RCN’s best estimates based on independent appraisals and valuations.

In applying “fresh start” reporting, adjustments to reflect the fair value of assets and liabilities, on a net basis, and the restructuring of RCN’s capital structure and resulting discharge of the senior lender’s pre-petition debt, resulted in a gain of approximately $173 million. In addition, RCN incurred $92.6 million in reorganization expenses in 2004 primarily related to legal and professional services.

As a result of these changes to the capital structure, Reorganized RCN’s interest expense and preferred dividend obligations will be significantly less than RCN incurred in periods prior to our reorganization.

Inclusion of Results of Operations of the Successor and the Predecessor during 2004

On the Effective Date, Reorganized RCN emerged with a new capital structure and with no retained earnings or accumulated losses. This resulted in a new reporting entity under a new basis of accounting (the Successor as of December 21, 2004). Following the emergence on December 21, 2004, the Successor commenced operations and thus experienced an eleven-day operating period at the end of 2004. The results for the period January 1, 2004 through December 20, 2004 represent the Predecessor’s operations.

The discussion and analysis of results below covers all periods for which financial statements are presented, even when those periods relate to a period shorter than a full 12-months. Such shortened periods are not directly comparable to full-year periods. Therefore, in order to provide a more informative comparison of results, RCN is presenting this information below showing the twelve months ended December 31, 2004 by combining the results of operations of the Predecessor from January 1, 2004 through December 20, 2004 with the results of operations of the Successor from December 21, 2004 through December 31, 2004.

Comparison of Financial Results

In light of events and circumstances that occurred during the twelve months ended December 31, 2004, the 2004 results are not necessarily comparable to the years ended December 31, 2003 and 2002.

•	As a result of the consummation of the Plan and emergence from Chapter 11 of the Bankruptcy Code on December 21, 2004, RCN discharged certain pre-petition liabilities subject to compromise, restructured its equity and adopted “fresh start” accounting in accordance with SOP 90-7. This resulted in RCN recording a gain on settlement of pre-petition liabilities and recapitalization of $1,166 million and a gain of $173 million related to “fresh start” accounting adjustments.

•	When RCN filed for bankruptcy protection on May 27, 2004, it ceased accruing interest on its then outstanding indebtedness or dividends on its outstanding preferred stock, which significantly affected its results of operations. In addition, its operating expenses were reduced significantly through lease renegotiation and contract rejections resulting from the exercise of its rights under the Bankruptcy Code. Finally, RCN’s working capital cash flows improved due to the application of the automatic stay which permitted it to cease payments on its pre-petition liabilities.

•	RCN has continually reduced its cost and expense structure since 2001, when it made initial announcements of employee reductions, asset impairments and real estate portfolio rationalization. RCN continued these activities through 2004. These activities also have reduced other operating expenses and cash capital expenditures.

Discontinued Operations

During 2004 and 2003, RCN sold its Carmel, New York and central New Jersey cable systems. In accordance with SFAS No. 144, the results of operations for both systems are reported as discontinued operations. These sales are described briefly below.

Sale of Carmel, New York Cable System. On March 9, 2004, RCN sold its Carmel, New York cable system for proceeds of approximately $120.2 million (net of purchase price and post-closing adjustments) and recorded a gain on the sale of approximately $90,154 million (including net income from operations of $1.575 million). The transaction was structured as an asset purchase, with the buyer assuming certain liabilities related to the business.

Sale of Central New Jersey Cable System. On February 19, 2003, RCN sold its central New Jersey cable system assets for approximately $242.8 million of proceeds (net of purchase price and post-closing adjustments) and recorded a gain on sale of $166 million. In connection with its regulatory review and approval of the transaction, the New Jersey Board of Public Utilities (“NJBPU”) required RCN to deposit an additional $1 million in escrow to satisfy any subscriber claims arising post-closing. Though no such claims have arisen, the NJBPU has refused to authorize release of the escrow. RCN is currently challenging the NJBPU’s refusal before the Superior Court of New Jersey, Appellate Division, where the matter is pending.

Joint Ventures

Starpower

Starpower Communications LLC (“Starpower”) is a Delaware limited liability company formed in 1997 as a joint venture between a subsidiary of RCN and Pepco Holdings, Inc. (“Pepco”), to sell video and telecommunications services to commercial and residential customers in Washington D.C. and the surrounding areas in Maryland and Virginia. On the Effective Date of the Plan, RCN increased its ownership in Starpower from 50% to 100% by purchasing the 50% interest in Starpower owned by Pepco for $29 million. The $29 million purchase price was financed with borrowings under RCN’s credit facility. Prior to the purchase of the remaining 50% interest in Starpower, the Predecessor accounted for the Starpower joint venture in the financial statements under the equity method of accounting and RCN’s pro-rata portion of Starpower’s operating results were included in the Predecessor’s formal statements as “equity in income (loss) of unconsolidated entities.” The Successor accounts for Starpower as a consolidated wholly-owned subsidiary.

Megacable and MCM

RCN has a 48.93% equity interest in Megacable, one of the largest cable television providers in Mexico. Megacable operates cable systems in Mexico, principally on the Pacific and Gulf coasts and including Guadalajara, the second largest city in Mexico; Hermosillo, the largest city in the state of Sonora; and Veracruz, the largest city in the state of Veracruz. Megacable also provides Internet services to customers.

Under the agreements governing the investment in Megacable, RCN has the right to elect six of the 15 members of the Megacable board of directors and two of the six members of the Megacable management committee. In addition, certain actions proposed to be taken by Megacable may not be taken without the consent of RCN. RCN accounts for its investment in Megacable on the equity method. As previously disclosed in RCN’s 10-Q for the period ending September 30, 2004, RCN identified a material weakness in its disclosure controls due to its inability to obtain timely information from Megacable. RCN is actively working to appoint representatives to the Megacable board of directors and management committee, to obtain Megacable’s financial statements for 2004 as soon as possible and to ensure timely receipt of Megacable’s quarterly and annual financial statements in the future.

Separately, RCN has a 48.93% interest in Megacable Comunicaciones de México S.A. (“MCM”). MCM, which was spun off from Megacable in November 2001, has a license from the Mexican government to operate a broadband network in Mexico City, Monterrey and Guadalajara. MCM has activated its network in Mexico City and is providing local voice and high-speed data service in that city, principally to commercial customers.

RCN-BecoCom

RCN-BecoCom LLC (“RCN-BecoCom”) was formed in 1997 as a joint venture between RCN and NSTAR Communications, Inc., formerly BecoCom, Inc. (“NSTAR”) to increase penetration in the Boston market by assisting in the network rollout and gaining access to rights-of-way. In December 2003, RCN-BecoCom became a wholly-owned subsidiary of RCN. Prior to December 2003, RCN consolidated the results of RCN-BecoCom because RCN was allocated 100% of any profits and losses of the joint venture.

Critical Accounting Policies

In preparing its financial statements, RCN is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon available information. These estimates and assumptions affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which RCN believes are the most critical to aid in fully understanding and evaluating its reported financial results include:

Revenue Recognition. In general, revenues are recognized as earned when evidence of an arrangement exists, the services are rendered, the selling price is determinable and collection is reasonably assured. Video and high-speed data revenues are recognized in the month service is provided and related cable installation revenues are recognized in the period of installation since they do not exceed the direct selling costs. Dial-up Internet revenues are earned based on the contract period. Telephone service revenues are recognized when services are provided. Local telephone revenues are based on tariff rates while long distance telephone revenues are based upon minutes of traffic processed in accordance with tariffs and the rates of long-distance providers. In 2003, RCN changed the method of recognizing revenue from reciprocal compensation payments, the fee that local exchange carriers pay to terminate calls on each other’s networks. RCN now records an estimate of the reciprocal compensation fees based upon calls terminated on RCN’s network. In prior periods, RCN recognized reciprocal compensation payments as realized. This change was a result of FCC rulings that enable RCN to accurately estimate these revenues.

Leases. The majority of the leases entered into by RCN are operating leases. Management has conducted a review of its accounting for operating leases and has concluded that RCN did not account for scheduled rent increases in conformity with Statement of Financial Accounting Standards No. 13, Accounting for Leases (SFAS 13.) Specifically, RCN recognized rent expense based on the cash payment to the lessor and not on a straight-line method including future rent increases in the minimum lease payments. The cumulative effect of the error is to increase selling, general and administrative expense by $6.450 million and to increase deferred rent in accrued expenses and other deferred credits by the same amount. RCN’s management and the audit committee of RCN’s board of directors, in consultation with RCN’s auditors, has concluded that the amount of the error is not material to the financial statements of any previous year or for the period from January 1, 2004 to December 20, 2004. Accordingly, the cumulative impact of the lease accounting error has been expensed in the statement of operations for the period from January 1, 2004 to December 20, 2004 and recognized as deferred rent in the balance sheet at December 31, 2004.

RCN also has certain leases where it bears all substantial risks and rewards from the use of the leased item. These leases are accounted for as capital leases, with the asset and corresponding lease obligation recorded on the balance sheet.

Accounts receivable

RCN carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, RCN evaluates its allowance for doubtful accounts and changes the allowance for doubtful accounts, based upon a percentage of the aged accounts receivable balance. RCN’s formula for calculating its reserve is believed to closely parallel its history of actual write-offs and account adjustments based upon contractual terms.

Capitalization

All equipment that is purchased, or issued into service from inventory, that extends the size of the network, or significantly enhances functionality, capacity or the useful life of the network, including the equipment that is placed into customer’s homes and the materials that are used to reach the customer’s home, is capitalized. RCN also capitalizes certain equipment and materials that extend or enhance functionality, capacity or the useful life of the Company’s computer network, software and owned or leased facilities.

Labor, both internal and contracted, that is associated with capital projects and first time product installs, as well as certain expenses both directly and indirectly related to the labor that is associated with capital projects and first time product installs, is also capitalized.

Capitalized network construction projects are charged interest while in progress until that project is completed and converted into a fixed asset. The amount of interest that accumulates on that project during the in-progress stage is capitalized.

Valuation and Impairments of Long-Lived Assets

RCN assesses the potential impairment of long-lived tangible and intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Long-lived assets, which include construction material, property, plant and equipment, and other intangible assets, other than goodwill, are reviewed for impairment not less than annually and whenever events or changes in circumstances indicate that the carrying value of any such asset may be impaired. RCN’s management evaluates the recoverability of such assets by estimating future cash flows. If the sum of the undiscounted cash flows, expected to result from the use of the assets and their eventual disposition, is less than the carrying amount of the assets, management will recognize an impairment loss to the extent of the excess of the carrying amount of the assets over the discounted cash flow.

SFAS No. 142 requires that RCN perform an assessment of whether there is an indication that goodwill is impaired on an annual basis unless events or circumstances warrant a more frequent assessment. The impairment assessment involves, among other things, an estimation of the fair value of the reporting unit based on the discounted cash flow methodology. If the assessment indicates that the fair value is less than the carrying value, then the goodwill would be subject to an impairment loss adjustment.

If the impairment review of goodwill, intangible assets, and other long-lived assets differ significantly from actual results, it could have a material adverse effect on RCN’s results of operations and financial condition.

Restructuring. Restructuring activities require RCN to make significant judgments and estimates in determining restructuring charges, including, but not limited to, future severance costs and other employee separation costs, sublease income or disposal costs, length of time on market for abandoned rented facilities, and contractual termination costs. Such estimates are inherently judgmental and changes in such estimates, especially as they relate to contractual lease commitments and related anticipated third-party sub-lease payments, could have a material effect on the restructuring liabilities and consolidated results of operations.

Deferred Tax Valuation Allowance

RCN continues to incur tax operating losses and there is an uncertainty regarding the future realization of any portion of these losses as a tax benefit. Accordingly, RCN has recorded a tax valuation allowance for net deferred tax assets and will maintain such an allowance until sufficient positive evidence (i.e., cumulative positive earnings and future taxable income) exists to support the reversal of the valuation allowance.

In addition to these policies, as of dates after emergence from Chapter 11 and for periods ending after emergence from Chapter 11, RCN’s unaudited financial statements will also reflect the impact of “fresh start” reporting.

Segment Reporting

RCN’s management views RCN’s business as providing bundled communications services to residential and commercial customers as one business segment. Included among these bundled services are video, data and voice communications. All services are provided from the same telecommunications backbone and the cost of these revenue streams is largely allocated based on respective service revenues. No separate asset information is maintained or reviewed. Residential customers, including dial-up data subscribers, provide approximately 96% of RCN’s consolidated revenues. RCN’s management believes RCN can aggregate these revenue streams under the quantitative and qualitative thresholds defined in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”.

Unaudited Results of Operations

On the Effective Date, Reorganized RCN emerged with a new capital structure and with no retained earnings or accumulated losses. This resulted in a new reporting entity under a new basis of accounting. The Predecessor ended business on December 20, 2004. The Successor commenced operations on December 21, 2004 and thus experienced an eleven-day operating period in 2004. The results for the period January 1, 2004 through December 20, 2004 represent the Predecessor’s operations.

The following discussion compares the results of operations of the Successor and the Predecessor on a combined basis for the year ended December 31, 2004 with the historical results of operations of the Predecessor for the year ended December 31, 2003. The discussion is provided for comparative purposes only, and the value, if any, of such a comparison may be limited. The results of operations for the year ended December 31, 2004 combines the results of operations for the Predecessor for the period from January 1, 2004 to December 20, 2004 with the results of operations for the Successor for the period from December 21, 2004 to December 31, 2004. Such financial information does not reflect the results of operations that either the Predecessor or the Successor would have achieved for a full 12-month operating cycle in 2004. The combined financial information for the year ended December 31, 2004 is merely additive and does not give pro forma effect to the Predecessor’s results as if the consummation of the Plan and the related “fresh start” and other adjustments had occurred at the beginning of the period presented. In addition, the Successor has a significantly different capital structure than the Predecessor as a result of the reorganization.

The tables below reflect the selected statement of operations data for the periods December 21 to December 31, 2004 and January 1 to December 20, 2004 and the years ended December 31, 2003 and 2002.

RCN CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

			For the years ended
	Successor	Predecessor	Predecessor	Predecessor
	December 21 to December 31 2004	January 1 to December 20 2004	December 31,
			2003	2002
Revenues	$16,372	$470,459	$484,854	$433,494
Costs and expenses, excluding non-cash stock based compensation, depreciation and amortization
Direct expenses	5,958	164,135	165,219	166,979
Operating and selling, general and administrative	7,996	246,666	317,192	371,685
Non-cash stock based compensation	—	4,414	4,692	37,721
Impairments and other charges, net	—	(7,674)	167,241	894,316
Depreciation and amortization	5,218	231,734	197,267	275,505

Operating loss	(2,800)	(168,816)	(366,757)	(1,312,712)
Investment income	—	2,942	6,260	13,771
Interest expense	888	96,702	180,206	167,663
Gain on early extinguishment of debt	—	—	45,556	13,073
Other income, net	—	2,195	8,201	2,909

Loss from continuing operations before reorganization items and income taxes	(3,688)	(260,381)	(486,946)	(1,450,622)
Reorganization items, net	—	(92,554)	—	—
Gain on settlement of liabilities subject to compromise and restructuring	—	1,166,027	—	—
Gain from “Fresh Start” adjustments	—	173,178	—	—
Income tax provision (benefit)	—	(114)	1,271	(994)

Income/(Loss) from continuing operations before equity in unconsolidated entities and minority interest	(3,688)	986,384	(488,217)	(1,449,628)
Equity in income of unconsolidated entities	—	11,267	23,470	22,957
Impairment of unconsolidated entities	—	(25,689)	(35,000)	(32,274)
Minority interest in income of consolidated entities	—	—	—	36,650

Net Income/(loss) from continuing operations	(3,688)	971,962	(499,747)	(1,422,295)
Discontinued operations, net of tax of $0, $0, $0, and $187	—	90,784	174,046	14,106

Net Income/(loss)	(3,688)	1,062,746	(325,701)	(1,408,189)
Preferred dividend and accretion requirements	—	52,902	173,392	162,150

Net Income/(loss) to common shareholders	$(3,688)	$1,009,844	$(499,093)	$(1,570,339)

2004 (Successor/Predecessor) Compared to 2003 (Predecessor)

Revenues:

In 2004, revenues increased $1.977 million or 0.41%, to $486.831 million from $484.854 million in 2003. Revenues for 2004 include $2.201 million contributed by Starpower for the eleven-day period, December 21 through December 31, 2004. Included in the 2003 revenues is $20.902 million related to a settlement of certain disputes with an ILEC surrounding reciprocal compensation. As a result of this settlement, a cash payment of $18.5 million along with $2.402 million previously deferred were recognized as revenue. Excluding this settlement and the Starpower contribution, recurring revenues in 2004 increased $20.678 million, or 4.4% over 2003. The revenue increase is due to a combination of rate increases for video services and increased RGUs for high-speed data, partially offset by decreased voice revenues.

Residential revenue increased $1.567 million from $447.008 million in 2003. Video revenues increased $17.730 million primarily due to higher average rates during 2004. High Speed data revenues increased $14.703 million due almost entirely to increases in the number of high speed data connections in 2004 compared to 2003. Revenues from voice services decreased $2.178 million due to declines in average rates, partially offset by an increase in the number of voice connections. RCN’s management anticipates further continued erosion in dial-up connections and revenues in future years.

A summary of revenues, RGUs and average revenue per unit follows (excludes Carmel, New York and central New Jersey cable systems which are being accounted for as discontinued operations due to their sale):

	Consolidated Revenue (Unaudited) for the years ended December 31,
	Combined Predecessor/ Successor	Predecessor	Fav/(unfav)	Var %
	2004	2003	Variance
		(dollars in thousands)
Video	$220,158	$201,845	$18,313	9.1%
Data	105,919	95,068	10,851	11.4%
Voice	141,475	146,265	(4,790)	(3.3%)
Reciprocal Compensation	6,758	35,763	(29,005)	(81.1%)
Other	12,521	5,913	6,608	111.7%

Total	$486,831	$484,854	$1,977	0.41%

	Residential Revenue (Unaudited) for the years ended December 31,				RGUs(1) as of December 31,
	Combined Predecessor/ Successor	Predecessor	Fav/(unfav)	Var %	Combined Predecessor/ Successor	Predecessor	Fav/(unfav)	Var %
	2004	2003	Variance		2004	2003	Variance
	(dollars in thousands)
Video	$216,923	$199,193	$17,730	8.9%	382,713	352,158	30,555	8.7%
Data	85,607	70,904	14,703	20.7%	222,402	174,567	47,835	27.4%
Voice	134,858	137,036	(2,178)	(1.6%)	280,116	246,000	34,116	13.9%
Reciprocal Compensation	6,758	35,763	(29,005)	(81.1%)
Other	4,429	4,112	317	7.8%

Total	$448,575	$447,008	$1,567	0.35%	885,231	772,725	112,506	14.6%

	Unaudited Average Monthly Revenue per Unit(2) for the years ended December 31,
	Combined Predecessor/ Successor	Predecessor	Fav/(unfav)	Var %
	2004	2003	Variance
Video	$51.61	$47.95	$3.67	7.6%
High-Speed Data	38.09	37.95	0.15	0.4%
Voice	45.24	48.30	(3.06)	-6.3%

Direct Expenses:

The increase in direct expenses was primarily due to higher video costs resulting from increases in basic and premium programming rates and franchise fees offset partially by reduced usage based costs and improved data network efficiencies resulting from network optimization.

Operating, Selling, and General and Administrative Expenses:

Operating, selling, and general and administrative expenses declined $62.530 million, or 19.7%, to $254.662 million in 2004 as RCN continued reducing general and administrative expenses. The 2003 results included a one-time restructuring cost of $5.267 million, incurred as part of the negotiations to restructure the balance sheet. The savings primarily related to reduced salaries and employee-related costs as well as facilities expenses as a result of staff reductions in customer service and general and administrative groups. Customer service operations were consolidated into one call center in September 2003, which resulted in additional personnel and facilities savings. Customer service also lowered the cost of outside agents handling service calls.

Components of operating, selling, general and administrative costs are as follows:

	SG&A (Unaudited)
	for the years ended December 31,
	Combined Predecessor/ Successor	Predecessor	Fav/(unfav)
	2004	2003	Variance	Var %
Network operations and construction	$102,237	$109,524	$7,287	6.7%
Sales and marketing	45,523	52,815	7,292	13.8%
Customer service	24,348	37,309	12,961	34.7%
Operating, general and administrative	82,554	117,544	34,990	29.8%

Total	$254,662	$317,192	$62,530	19.7%

Non-cash Stock-Based Compensation:

The non-cash stock-based compensation decreased $0.278 million, or 5.9%, to $4.414 million for the full year 2004. The decrease was largely due to the effect of restricted stock cancellations in the Chapter 11 reorganization and the absence of any significant stock-based grants during 2004.

Impairments and other charges, net:

RCN recorded an impairment gain of $7.674 million in 2004 as compared to a charge of $167.246 million in 2003. The gain in 2004 relates to a prior lease impairment.

Depreciation and Amortization:

Depreciation and amortization expense in 2004 increased by $39.685 million or 20.1%, to $236.952 million from $197.267 million in 2003. The increase is due to the effect of previous dispositions and impairment in the value of network construction materials, equipment and leasehold improvements as network expansion plans were curtailed to preserve capital, offset by additional depreciation due to the change in accounting estimate adopted on January 1, 2004.

Investment Income:

Investment income for 2004 of $2.942 million decreased from $6.260 million in 2003 due to lower interest rates and a decrease in average cash, temporary cash investments, short-term investments and restricted investments during 2004 compared to 2003.

Interest Expense:

Interest expense decreased to $97.590 million compared to $180.206 million in 2003. The decrease in interest expense for the year ended December 31, 2004 reflects RCN’s implementation of SOP 90-7. On May 27, 2004, August 5, 2004 and August 20, 2004, the RCN Debtors filed a voluntary petition for reorganization under Chapter 11. RCN stopped recording interest on its senior notes and senior discount notes and classified this debt as a pre-petition liability subject to compromise. RCN did not pay the interest accrued beyond the date of its Chapter 11 filing.

Gain on Early Extinguishment of Debt:

There was no gain on early extinguishment of debt during 2004. During the quarter ended September 30, 2003, RCN completed a debt repurchase for certain of its senior discount notes. Approximately $75.151 million in book and face value of senior notes was retired. A gain of approximately $45.556 million was recorded from the early retirement of debt in which approximately $27.806 million of cash was paid. In addition, RCN incurred fees of approximately $1.147 million and wrote off debt issuance costs of approximately $0.642 million.

Other income, net:

Other income decreased for the twelve months ended December 31, 2004, by $6.006 million, or 73.23%, primarily as a result of a disposition of a capital lease in 2003.

Reorganization Items, net:

RCN incurred reorganization expenses as a result of the Chapter 11 process.

Gain/(loss) on Settlement of Liabilities Subject to Compromise and Restructuring:

RCN recorded a net gain of $1,166 million in 2004 relating to the settlement of liabilities subject to compromise and restructuring. The major component in this gain was the settlement of RCN’s senior notes for $1,179 million upon emergence from Chapter 11.

Gain/(loss) on Fresh Start Adjustments:

RCN recorded a net gain of $173.178 million in 2004 relating to fresh start adjustments. The major components in this gain were the revaluation of RCN’s fixed assets, goodwill and intangible assets.

Income Tax:

RCN’s effective income tax was a benefit of 0.01% and an expense of 0.39%, respectively, for the years ended December 31, 2004 and 2003. The tax effect of RCN’s cumulative losses exceeded the tax effect of accelerated deductions, primarily depreciation, which RCN has taken for federal income tax purposes. As a result, the excess losses are not recognized in the financial statements. This accounting treatment does not impact cash flows for taxes or the amounts and expiration periods of actual net operating loss carryovers.

Equity in Income of Unconsolidated Entities:

Equity in income of unconsolidated entities for 2004 was $11.267 million compared to $23.470 million for 2003. The 2004 amounts reflect $17.182 million of income from Megacable, offset by a $5.915 million equity loss for Starpower. Included in the Megacable results are cumulative translation adjustments. Results for 2004 include only six months of estimated income from Megacable while 2003 contained a full year of results.

Impairment of Unconsolidated Entities:

Impairment of unconsolidated entities in 2004 included a write-down of $25.689 million for the re-valuation of Starpower. Included in the 2003 results is an impairment charge of $35.0 million reflecting a further write-down of RCN’s investment in Starpower. The write-down reflects RCN’s current assessment of the fair value of this investment based on its most recent operating plan.

Unaudited Liquidity and Capital Resources

	December 31,
	Predecessor/ Successor	Predecessor
	2004	2003
	(dollars in thousands)
Cash, temporary cash investments and short-term investments	$163,964	$18,395
Current liabilities	177,601	1,889,533
Debt (including current maturities and capital lease obligations)	493,568	—

Cash, temporary cash investments and short-term investments were $163.964 million at December 31, 2004, an increase of $145.569 million from $18.395 million at December 31, 2003. For purposes of reporting cash flows, all highly liquid investments with an original maturity of three months or less are classified as temporary cash investments. Temporary cash investments are investments in high quality, diversified money market mutual funds. Short-term investments consist of asset-backed securities, corporate debt securities, government agency notes and municipal bonds. The net increase is due to relief in 2004 from restrictions on investments previously imposed by RCN’s former senior lenders upon emergence from Chapter 11.

Current liabilities decreased $1,711 million from $1,889 million in 2004. On the Effective Date RCN emerged with a restructured balance sheet, eliminating approximately $1,200 million of indebtedness. In 2003 RCN defaulted upon its long-term debt and those long-term obligations accelerated to current liabilities.

As of December 31, 2004, RCN was in compliance with its debt covenants.

	12 months ended December 31, 2004	For the year ended December 31, 2003	For the Year ended December 31, 2002
Net cash provided by (used in):	Predecessor/ Successor	Predecessor	Predecessor
	(dollars in thousands)
Operating activities	$(47,255)	$(170,250)	$(202,814)
Investing activities	150,885	194,864	(5,766)
Financing activities	(67,674)	(55,584)	(218,275)

During 2002 and 2003, RCN’s operations used a significant amount of cash in operating activities ($202.814 million and $170.250 million, respectively) to fund operating losses. In 2004 RCN operating cash flow improved by $122.995 million to ($47.255) million. The improvement in 2004 is largely the direct result of operating efficiencies achieved during the Chapter 11 reorganization, particularly with customer care, network operations and selling, general and administrative expenses.

Cash provided by (used in) investing activities in 2004, 2003 and 2002 was approximately $150.885 million, $194.864 million and $(5.766) million, respectively. In 2004 capital expenditures of approximately $55 million were primarily offset by $120.2 million (net of purchase price and past-closing adjustments) from the sale of Carmel, New York cable system and an approximately $77 million increase in unrestricted investments. The significantly lower levels of expenditures in 2004 reflect the fact that RCN discontinued substantially all of its network buildout activities prior to the commencement of its Chapter 11 proceeding as well as during the balance of the year while RCN operated in Chapter 11. The expenditures during 2003 and 2002 primarily reflect investments in construction and network infrastructure to expand RCN’s network. These amounts were funded in 2003 in part from proceeds from the sale of the central, New Jersey system and from RCN’s cash balances. Expenditures during 2002 were funded primarily through RCN’s cash balances.

During 2002 through 2004 RCN made repayments upon its outstanding debt. This resulted in net cash outflow for financing activities in each year.

RCN does not currently hedge its floating rate indebtedness and does not have exposure to derivative instruments.

Based upon the cash on hand at December 31, 2004 of approximately $164 million, RCN believes it has sufficient liquidity to fund operations for the remainder of 2005. RCN currently expects to spend approximately $80 million on capital expenditures during 2005.

Cautionary Statement Regarding Forward Looking Statements:

Certain of the statements contained in this 8-K should be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect the current views of RCN with respect to current events and financial performance. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. From time to time, RCN also provides forward-looking statements in other materials RCN releases to the public or files with the United States Securities & Exchange Commission (“SEC”), as well as oral forward-looking statements. You should consult any further disclosures on related subjects in RCN’s quarterly reports on Form 10-Q and other current reports on Form 8-K filed with the SEC.

Such forward-looking statements are and will be subject to many risks, uncertainties and factors relating to RCN’s operations and the business environment in which RCN operates which may cause its actual results to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause RCN’s actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•	the ability to operate in compliance with the terms of its financing facilities (particularly the financial covenants);

•	the ability to maintain adequate liquidity and produce sufficient cash flow to meet RCN’s capital expenditure plans;

•	the ability to attract and retain qualified management and other personnel;

•	the number of potential customers in a target market;

•	changes in the competitive environment in which RCN operates;

•	changes in government and regulatory policies;

•	the ability to obtain regulatory approvals and to maintain approvals or franchises previously granted;

•	uncertainty relating to economic conditions generally and in particular affecting the markets in which RCN operates;

•	pricing and availability of equipment, materials, inventory and programming;

•	the ability to meet the requirements in its franchise agreements;

•	the ability to complete acquisitions or divestitures and to integrate any business or operation acquired;

•	the ability to enter into strategic alliances or other business relationships;

•	the ability to overcome significant operating losses;

•	the ability to reduce costs;

•	the ability to develop RCN’s products and services and to penetrate existing and new markets; and

•	technological developments and changes in the industry.

Statements in this 8-K and the exhibits to this report should be evaluated in light of these important factors. RCN is not obligated to, and undertakes no obligation to, publicly update any forward-looking statement due to actual results, changes in assumptions, new information or as the result of future events.

In connection with its reorganization under Chapter 11 of the Bankruptcy Code during 2004, RCN included financial projections in the disclosure statement provided to its creditors and shareholders. As more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” RCN’s post-reorganization results are not directly comparable to the financial projections contained in the disclosure statement. Accordingly, you should not rely on any of the projections provided in the disclosure statement.